Exhibit: 24(b)(10): Consent of Independent Registered Public Accounting Firm

Exhibit 24(b)(10) – Consent of Ernst and Young LLP, Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Post-Effective Amendment No. 44 to the Registration Statement (Form N-4 No. 033-75996) of Variable Annuity Account B of ING Life Insurance and Annuity Company, and to the use therein of our reports dated (a) December 18, 2012, with respect to the consolidated financial statements of ING Life Insurance and Annuity Company and (b) April 9, 2012, with respect to the financial statements of Variable Annuity Account B of ING Life Insurance and Annuity Company.

/s/ Ernst & Young LLP

Atlanta, Georgia
December 20, 2012